Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2014 Results

Increases fourth quarter revenue by 223% to $831 million

Exceeds year-end target run rates for $3 billion of revenue and $150 million of EBITDA

Provides 2015 outlook and reaffirms 2017 targets

Adds cold-starts in truck brokerage and freight forwarding

GREENWICH, Conn. — February 18, 2015 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the fourth quarter and full year 2014.

For the fourth quarter of 2014, total gross revenue increased 223.0% year-over-year to $830.7 million, and net revenue increased 463.8% to $299.4 million.

The company reported a net loss of $9.9 million for the quarter, compared with a net loss of $10.6 million for the same period in 2013. The net loss available to common shareholders was $51.5 million, or a loss of $0.77 per diluted share, compared with a net loss available to common shareholders of $11.3 million, or a loss of $0.37 per diluted share, for the same period in 2013. The net loss available to common shareholders for the 2014 period includes a $40.9 million non-cash accounting charge related to the beneficial conversion features of the company’s previously announced $700 million equity private placement completed in September 2014.

The adjusted net loss available to common shareholders, a non-GAAP measure, was $6.5 million, or a loss of $0.10 per share for the quarter, excluding the items detailed below. This compares to an adjusted net loss available to common shareholders of $7.8 million, or a loss of $0.26 per share, in the fourth quarter of 2013.

Adjusted net loss available to common shareholders for the fourth quarter of 2014 excludes: a $40.9 million non-cash accounting charge related to the beneficial conversion features of the previously announced $700 million equity private placement; $3.1 million, before-tax and after-tax, of costs related to the conversions of the company’s convertible senior notes; and $1.5 million, or $1.0 million after-tax, of transaction and integration costs primarily related to the 2014 acquisition of Pacer. Reconciliations of adjusted net loss available to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $42.0 million for the quarter, compared with $1.5 million for the same period in 2013. Adjusted EBITDA excludes $1.5 million of transaction and integration costs primarily related to the acquisition of Pacer; and includes $1.8 million of non-cash share-based compensation. A reconciliation of adjusted EBITDA to net loss is provided in the attached financial tables.

The company has approximately $1.5 billion in available capital, including approximately $1.1 billion in cash, as well as undrawn capacity on its asset-backed loan facility.

Provides 2015 Outlook and Reaffirms Long-Term Targets

The company provided the following financial targets for 2015:

•	An annual revenue run rate of at least $5.25 billion by December 31;

•	An annual EBITDA run rate of at least $300 million by December 31; and

•	At least $1.5 billion of acquired historical annual revenue for the full year.

The company reaffirmed its financial targets for the full year 2017:

•	Revenue of approximately $9.0 billion; and

•	EBITDA of approximately $575 million.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “The fourth quarter was our strongest performance yet, with higher-than-expected EBITDA of $42 million and revenue of $831 million. We built broad-based momentum across our operations: company-wide organic growth of 39%, significant strength in our truck brokerage and contract logistics businesses, and a sales force focused on cross-selling our capabilities in the fastest-growing areas of logistics. Our infrastructure, which we put in place to support a much larger organization, is beginning to return significant operating leverage.”

Jacobs continued, “We set high expectations for 2014 and we delivered. Now we’re executing toward our 2015 targets of at least $5.25 billion of revenue run rate and $300 million of EBITDA run rate by year-end. We’ve opened two cold-starts in the last two months, and we recently completed our purchase of UX Specialized Logistics. We’re primed to capitalize on our acquisition pipeline with $1.5 billion of fresh powder. We’re ahead of plan, and we’re still in the early stages of our growth.”

Fourth Quarter 2014 Results by Segment

The company has aligned its reporting segments to its expanded service range, with details by business provided in the charts below.

•	Transportation: The company’s transportation segment, which includes truck brokerage, intermodal, last mile, expedited and freight forwarding, generated total gross revenue of $664.2 million for the quarter, a 158.2% increase from the same period in 2013. The year-over-year increase in revenue was primarily due to the acquisitions of Pacer and ACL, and 39% organic revenue growth. Net revenue margin for the fourth quarter was 20.0%, compared with 20.6% in 2013. The decrease was primarily due to the acquisitions of Pacer freight forwarding and ACL last mile operations, both of which have lower margins than the company’s legacy businesses. Fourth quarter operating income improved to $10.7 million, compared with $3.1 million a year ago. The increase in operating income was largely due to improved performance by the company’s truck brokerage and expedited businesses, and by the acquisitions of Pacer and NLM.

•	Logistics: The company’s logistics segment, which operates as New Breed Logistics, exceeded plan for the quarter, generating net revenue of $166.5 million and operating income of $13.1 million. Results were primarily driven by increased volume with retail customers. The acquisition of New Breed Logistics was completed on September 2, 2014.

•	Corporate: Corporate SG&A expense was $17.8 million, compared with $11.6 million for the fourth quarter of 2013. The increase was primarily due to a reclassification of certain acquired employees to the Corporate segment, and transaction and integration costs related to acquisitions. Corporate SG&A for the quarter includes: $2.7 million, or $1.6 million after-tax, of transaction and integration costs related to acquisitions; $1.8 million, or $1.1 million after-tax, of non-cash share-based compensation; and $1.5 million, or $0.9 million after-tax, of litigation costs.

Expands Truck Brokerage and Freight Forwarding Networks with Cold-starts

The company opened a new truck brokerage location in Nashville, Tenn., on December 15, 2014; and opened a new freight forwarding location in Jacksonville, Fla., on January 2, 2015. The company intends to continue to open cold-starts in talent-rich areas as part of its strategy for growth.

Rebrands UX Specialized Logistics

The company announced the rebranding of the former UX Specialized Logistics (UX) operations as XPO Last Mile, following the previously-announced acquisition of UX on February 9, 2015. The transaction added approximately 700 employees and contracted capacity of over 1,600 independent carriers and installers to XPO, as well as relationships with blue chip retailers and e-tailers.

Full Year 2014 Financial Results

For the full year 2014, the company reported total revenue of $2.4 billion, a 235.6% increase from 2013.

Net loss for the year was $63.6 million, compared with a net loss of $48.5 million for 2013. The net loss available to common shareholders was $107.4 million, or a loss of $2.00 per diluted share, compared with a net loss available to common shareholders of $51.5 million, or a loss of $2.26 per diluted share, for 2013. The net loss available to common shareholders for 2014 includes a $40.9 million non-cash accounting charge related to the beneficial conversion features of the previously announced $700 million equity private placement completed in September 2014.

On an adjusted basis, the net loss available to common shareholders, a non-GAAP measure, was $33.0 million, or a loss of $0.62 per share for the year, excluding the items detailed below. This compares to an adjusted net loss available to common shareholders of $40.3 million, or a loss of $1.77 per share, for 2013.

Adjusted net loss available to common shareholders for 2014 excludes: a $40.9 million non-cash accounting charge related to the beneficial conversion features of the previously announced $700 million equity private placement; $23.6 million, or $16.3 million after-tax, of transaction and integration costs related primarily to the acquisitions of New Breed, Pacer and ACL; debt commitment fees of $14.4 million, or $8.9 million after-tax, related to the acquisitions of New Breed and Pacer; $5.5 million of costs related to the conversions of the company’s convertible senior notes; $3.3 million, or $2.0 million after-tax, of accelerated amortization of trade names;

and $1.2 million, or $0.8 million after-tax, of charges related to the rebranding of the company’s ground expedited and last mile businesses. Reconciliations of adjusted net loss available to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted EBITDA improved to a gain of $81.4 million for the full year 2014, compared with a loss of $25.5 million for 2013. Adjusted EBITDA excludes $23.6 million of transaction and integration costs related primarily to the acquisitions of New Breed, Pacer and ACL, and $1.2 million of charges related to the rebranding of the company’s ground expedited and last mile businesses for 2014; and includes $7.5 million and $4.7 million of non-cash share-based compensation for 2014 and 2013, respectively. A reconciliation of adjusted EBITDA to net loss available to common shareholders is provided in the attached financial tables.

Full Year 2014 Operational Highlights

In 2014, XPO Logistics became the third largest freight brokerage firm in North America, the third largest provider of intermodal services, and a leading provider of highly engineered, technology-enabled contract logistics. In addition, the company:

•	Tripled its annual revenue run rate year-over-year to more than $3 billion as of December 31, including 45% organic growth;

•	Exceeded its annual EBITDA run rate target of approximately $150 million at year-end;

•	Completed three strategic acquisitions: Pacer International, ACL and New Breed Logistics;

•	Opened truck brokerage cold-starts in Kansas City, Mo.; Denver, Colo.; and Nashville, Tenn.; and opened a freight forwarding cold-start in Seattle, Wash.;

•	Grew its truck brokerage cold-starts to an annual revenue run rate of more than $270 million;

•	Increased over-the-road capacity to more than 4,100 trucks under contract to its drayage, expedited and last mile subsidiaries, with additional relationships with over 30,000 other carriers as of December 31, 2014;

•	Increased critical mass to 197 locations and approximately 10,000 employees as of December 31, 2014;

•	Rebranded its Express-1 expedited business as XPO Express, and rebranded its 3PD and Optima last mile businesses as XPO Last Mile; and

•	Integrated its expedited operations – XPO Express, XPO NLM and XPO Air Charter– as one expedited group to serve customers more synergistically.

Conference Call

The company will hold a conference call on Thursday, February 19, 2015, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-708-4540; international callers dial +1-847-619-6397. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until March 21, 2015. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 38758705.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) facilitates more than 37,000 deliveries a day as one of the fastest growing providers of transportation logistics services in North America. XPO is the third largest freight brokerage firm, the third largest provider of intermodal services, the largest provider of last mile logistics for heavy goods, the largest manager of expedited shipments, and a leading provider of highly engineered, technology-enabled contract logistics. Additionally, the company has growing positions in managed transportation, global freight forwarding and less-than-truckload brokerage.

XPO has 201 locations and over 10,000 employees. Its two business units – transportation and logistics – utilize relationships with ground, rail, sea and air carriers and other suppliers to serve over 15,000 customers in the manufacturing, retail, industrial, technology, aerospace, commercial, life sciences and governmental sectors. The company has more than 4,900 trucks under contract to its drayage, expedited and last mile subsidiaries, and has access to additional capacity through its relationships with over 30,000 other carriers. For more information: www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted net loss available to common shareholders, adjusted loss per share (“EPS”), adjusted earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), in each case for the quarters and 12-month periods ended December 31, 2014 and 2013. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that adjusted net loss available to common shareholders improves comparability from period to period by removing the impact of nonrecurring expense items, including a non-cash accounting charge related to the beneficial conversion features of the previously announced $700 million equity private placement and items related to our rebranding of Express-1 to XPO Express and our acquisition of Pacer, which we completed on March 31, 2014, and our acquisitions of ACL and New Breed, which we completed during the third quarter of 2014. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences and transaction and integration costs related to the acquisitions of New Breed, Pacer and ACL. In addition to its use by management, we believe that adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets for 2015 and 2017 and contributions from acquisitions.

All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the acquisitions, including the expected impact on XPO’s results of operations; XPO’s ability to successfully integrate and realize anticipated synergies and cost savings with respect to acquired companies; XPO’s ability to raise capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including acquired companies’ management teams; the ability to develop and implement a suitable information technology system; litigation, including litigation related to alleged misclassification of independent contractors; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired companies’ largest customers; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

Brunswick Group

Darren McDermott, +1-212-333-3810

XPO Logistics, Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$830.7	$257.2	$2,356.6	$702.3
Operating expenses
Cost of purchased transportation and services	531.3	204.1	1,701.8	578.7
Direct operating expense	171.0	4.3	273.2	6.4
Sales, general and administrative expense	122.4	57.3	422.5	169.5

Total operating expenses	824.7	265.7	2,397.5	754.6

Operating income/(loss)	6.0	(8.5)	(40.9)	(52.3)

Other expense	0.1	0.2	0.8	0.5
Interest expense	16.7	5.6	48.0	18.2

Loss before income tax benefit	(10.8)	(14.3)	(89.7)	(71.0)
Income tax benefit	(0.9)	(3.7)	(26.1)	(22.5)

Net loss	(9.9)	(10.6)	(63.6)	(48.5)
Preferred stock beneficial conversion charge	(40.9)	—	(40.9)	—
Cumulative preferred dividends	(0.7)	(0.7)	(2.9)	(3.0)

Net loss available to common shareholders	$(51.5)	$(11.3)	$(107.4)	$(51.5)

Basic loss per share
Net loss	$(0.77)	$(0.37)	$(2.00)	$(2.26)
Diluted loss per share
Net loss	$(0.77)	$(0.37)	$(2.00)	$(2.26)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	65.9	30.4	53.6	22.8
Diluted weighted average common shares outstanding	65.9	30.4	53.6	22.8

XPO Logistics, Inc.

Consolidated Balance Sheets

(In millions, except share data)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$644.1	$21.5
Accounts receivable, net of allowances of $9.8 and $3.5, respectively	543.8	134.2
Prepaid expenses	13.2	3.9
Deferred tax asset, current	9.2	3.0
Income tax receivable	15.4	—
Other current assets	7.4	7.4

Total current assets	1,233.1	170.0

Property and equipment, net of $47.3 and $11.8 in accumulated depreciation, respectively	221.9	56.6
Goodwill	929.3	363.4
Identifiable intangible assets, net of $74.6 and $15.4 in accumulated amortization, respectively	341.5	185.2
Restricted cash	9.1	2.1
Other long-term assets	26.3	2.9

Total long-term assets	1,528.1	610.2

Total assets	$2,761.2	$780.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$252.7	$71.4
Accrued salaries and wages	50.1	11.7
Accrued expenses, other	69.8	9.5
Current maturities of long-term debt	1.8	2.0
Other current liabilities	6.7	4.7

Total current liabilities	381.1	99.3

Senior notes due 2019	500.0	—
Convertible senior notes	91.9	106.3
Revolving credit facility and other long-term debt, net of current maturities	0.2	75.4
Deferred tax liability, long-term	74.5	15.2
Other long-term liabilities	58.4	28.1

Total long-term liabilities	725.0	225.0

Commitments and contingencies

Stockholders’ equity:
Series A convertible perpetual preferred stock, $.001 par value; 10,000,000 shares; 73,335 and 74,175 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	42.2	42.7
Common stock, $.001 par value; 150,000,000 shares authorized; 77,421,683 issued and outstanding at December 31, 2014 and 30,583,073 and 30,538,073 shares issued and outstanding, respectively, at December 31, 2013	0.1	—
Additional paid-in capital	1,831.9	525.0
Treasury stock, at cost, 0 and 45,000 shares held, respectively	—	(0.1)
Accumulated deficit	(219.1)	(111.7)

Total stockholders’ equity	1,655.1	455.9

Total liabilities and stockholders’ equity	$2,761.2	$780.2

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(63.6)	$(48.5)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	6.9	2.6
Depreciation and amortization	98.3	20.8
Stock compensation expense	7.5	4.7
Accretion of debt	7.3	6.0
Deferred tax expense	(30.0)	(22.7)
Other	4.3	1.3
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(143.9)	(37.0)
Income tax receivable	2.1	0.1
Prepaid expense and other current assets	8.1	(3.0)
Other long-term assets	(1.0)	—
Accounts payable	53.9	5.2
Accrued expenses and other liabilities	28.8	4.2

Cash flows used by operating activities	(21.3)	(66.3)

Investing activities
Acquisition of businesses, net of cash acquired	(814.0)	(458.8)
Payment for purchases of property and equipment	(44.6)	(11.6)
Other	0.3	0.1

Cash flows used by investing activities	(858.3)	(470.3)

Financing activities
Proceeds from common stock offerings, net	733.8	239.5
Proceeds from issuance of preferred stock, net	363.6	—
Proceeds from issuance of senior notes, net	489.6	—
Proceeds from borrowings on revolving credit facility	130.0	73.3
Repayment of borrowings on revolving credit facility	(205.0)	—
Dividends paid to preferred stockholders	(2.9)	(3.0)
Payments of tax withholdings for restricted shares	(3.4)	(1.6)
Other	(3.5)	(2.5)

Cash flows provided by financing activities	1,502.2	305.7

Net increase (decrease) in cash	622.6	(230.9)
Cash and cash equivalents, beginning of period	21.5	252.4

Cash and cash equivalents, end of period	$644.1	$21.5

Supplemental disclosure of cash flow information:

Cash paid for interest	$19.0	$12.4
Cash paid for income taxes, net of receipts	$2.3	$0.2
Equity portion of acquisition purchase price	$138.2	$10.4

Transportation

Summary Financial Table

(In millions)

	(Unaudited)
	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %

Revenue	$664.2	$257.2	$407.0	158.2%	$2,140.0	$702.3	$1,437.7	204.7%
Cost of purchased transportation and services	531.3	204.1	327.2	160.3%	1,701.8	578.7	1,123.1	194.1%

Net revenue	132.9	53.1	79.8	150.3%	438.2	123.6	314.6	254.5%

Direct operating expense	29.7	4.3	25.4	590.7%	90.0	6.4	83.6	1306.3%
SG&A expense
Salaries & benefits	49.1	27.9	21.2	76.0%	175.0	78.3	96.7	123.5%
Other SG&A expense	15.6	6.8	8.8	129.4%	56.4	19.6	36.8	187.8%
Purchased services	6.2	2.3	3.9	169.6%	20.4	6.9	13.5	195.7%
Depreciation & amortization	21.6	8.7	12.9	148.3%	77.5	19.6	57.9	295.4%

Total SG&A expense	92.5	45.7	46.8	102.4%	329.3	124.4	204.9	164.7%

Operating income (loss)	$10.7	$3.1	$7.6	245.2%	$18.9	$(7.2)	$26.1	-362.5%

Accelerated amortization of trade names	—	—	—	0.0%	3.3	3.1	0.2	6.5%
Other depreciation and amortization	20.9	8.7	12.2	140.2%	76.2	16.6	59.6	359.0%

EBITDA	$31.6	$11.8	$19.8	167.8%	$98.4	$12.5	$85.9	687.2%

XPO Express and XPO Last Mile rebranding costs	—	—	—	0.0%	1.2	—	1.2	100.0%

Adjusted EBITDA	$31.6	$11.8	$19.8	167.8%	$99.6	$12.5	$87.1	696.8%

Note: Total depreciation and amortization for the Transportation reportable segment included in both direct operating expense and SG&A, was $20,900,000 and $8,700,000 for the three-months ended December 31, 2014 and 2013, respectively, and $79,500,000 and $19,700,000 for the year ended December 31, 2014 and 2013, respectively.

Transportation

Key Data by Service Offering

(In millions)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue by Service Offering
Truckload and Intermodal	$426.9	$121.7	$1,354.3	$401.4
Last Mile	137.2	93.4	453.6	140.0
Expedited	42.0	26.4	148.5	101.8
Freight Forwarding	61.7	18.5	195.1	73.2
Eliminations	(3.6)	(2.8)	(11.5)	(14.1)

Total Revenue by Service Offering	$664.2	$257.2	$2,140.0	$702.3

Net Revenue by Service Offering
Truckload and Intermodal	$78.8	$17.8	$245.4	$54.9
Last Mile	36.0	28.1	126.6	41.3
Expedited	11.8	4.6	45.4	17.2
Freight Forwarding	6.2	2.6	20.8	10.2

Total Net Revenue by Service Offering	$132.8	$53.1	$438.2	$123.6

Net Revenue % by Service Offering
Truckload and Intermodal	18.5%	14.6%	18.1%	13.7%
Last Mile	26.2%	30.1%	27.9%	29.5%
Expedited	28.1%	17.4%	30.6%	16.9%
Freight Forwarding	10.0%	14.1%	10.7%	13.9%

Overall Net Revenue % by Service Offering	20.0%	20.6%	20.5%	17.6%

Direct Operating Expense by Service Offering
Truckload and Intermodal	$22.9	$—	$69.2	$—
Last Mile	6.8	4.3	20.8	6.4

Total Direct Operating Expense by Service Offering	$29.7	$4.3	$90.0	$6.4

XPO Logistics, Inc.

Transportation

Consolidated Statements of Operations Data Under New Reportable Segment Structure

(In millions)

		(Unaudited)
	Year Ended	Three Months Ended				Year Ended
	December 31, 2014	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2012
Revenue	$2,140.0	$664.2	$612.4	$581.0	$282.4	$702.3	$278.6
Cost of purchased transportation and services	1,701.8	531.3	487.4	459.1	224.0	578.7	237.8

Net revenue	438.2	132.9	125.0	121.9	58.4	123.6	40.8

Direct operating expense	90.0	29.7	29.1	27.2	4.0	6.4	—
SG&A expense
Salaries & benefits	175.0	49.1	47.5	47.2	31.2	78.3	25.8
Other SG&A expense	56.4	15.6	16.4	14.7	9.7	19.6	7.2
Purchased services	20.4	6.2	5.9	5.6	2.7	6.9	3.3
Depreciation & amortization	77.5	21.6	21.2	24.0	10.7	19.6	2.1

Total SG&A expense	329.3	92.5	91.0	91.5	54.3	124.4	38.4

Operating income (loss)	$18.9	$10.7	$4.9	$3.2	$0.1	$(7.2)	$2.4

Logistics

Summary Financial Table

(In millions)

	(Unaudited)
	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %

Net revenue	$166.5	$—	$166.5	100.0%	$216.6	$—	$216.6	100.0%
Direct operating expense	141.3	—	141.3	100.0%	183.2	—	183.2	100.0%
SG&A expense
Salaries & benefits	4.7	—	4.7	100.0%	6.3	—	6.3	100.0%
Other SG&A expense	1.3	—	1.3	100.0%	1.8	—	1.8	100.0%
Purchased services	0.7	—	0.7	100.0%	1.1	—	1.1	100.0%
Depreciation & amortization	5.4	—	5.4	100.0%	6.6	—	6.6	100.0%

Total SG&A expense	12.1	—	12.1	100.0%	15.8	—	15.8	100.0%

Operating income	$13.1	$—	$13.1	100.0%	$17.6	$—	$17.6	100.0%

Depreciation & amortization	12.9	—	12.9	100.0%	16.3	—	16.3	100.0%

EBITDA	$26.0	$—	$26.0	100.0%	$33.9	$—	$33.9	100.0%

Note: Total depreciation and amortization for the Logistics reportable segment included in both direct operating expense and SG&A, was $12,900,000 and $16,300,000 for the three- and twelve-months ended December 31, 2014, respectively.

XPO Corporate

Summary of Sales, General & Administrative Expense

(In millions)

	(Unaudited)
	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
SG&A expense
Salaries & benefits	$8.6	$6.9	$1.7	24.6%	$32.5	$22.0	$10.5	47.7%
Other SG&A expense	3.7	0.9	2.8	311.1%	13.8	5.7	8.1	142.1%
Purchased services	4.7	3.4	1.3	38.2%	28.6	16.4	12.2	74.4%
Depreciation & amortization	0.8	0.4	0.4	100.0%	2.5	1.0	1.5	150.0%

Total SG&A expense	$17.8	$11.6	$6.2	53.4%	$77.4	$45.1	$32.3	71.6%

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Loss

(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	Change %	2014	2013	Change %

Net loss available to common shareholders	$(51.5)	$(11.3)	355.8%	$(107.4)	$(51.5)	108.5%
Preferred dividends	(0.7)	(0.7)	0.0%	(2.9)	(3.0)	-3.3%
Preferred stock beneficial conversion charge	(40.9)	—	100.0%	(40.9)	—	100.0%

Net loss	(9.9)	(10.6)	-6.6%	(63.6)	(48.5)	31.1%

Debt commitment fees(1)	—	—	0.0%	14.4	3.0	380.0%
Other interest expense	16.7	5.6	198.2%	33.6	15.2	121.1%
Income tax benefit	(0.9)	(3.7)	-75.7%	(26.1)	(22.5)	16.0%
Accelerated amortization of trade names	—	—	0.0%	3.3	3.1	6.5%
Other depreciation and amortization	34.6	9.0	284.4%	95.0	17.7	436.7%

EBITDA	$40.5	$0.3	13400.0%	$56.6	$(32.0)	-276.9%

Transaction and integration costs	1.5	1.2	25.0%	23.6	6.5	263.1%
XPO Express and XPO Last Mile rebranding costs	—	—	0.0%	1.2	—	100.0%

Adjusted EBITDA	$42.0	$1.5	2700.0%	$81.4	$(25.5)	-419.2%

(1)	Debt commitment fees are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Loss and Net Loss Per Share to Adjusted Net Loss and Net Loss Per Share

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP net loss available to common shareholders	$(51.5)	$(11.3)	$(107.4)	$(51.5)
Preferred stock beneficial conversion charge	40.9	—	40.9	—
Accelerated amortization of trade names	—	—	3.3	3.1
XPO Express and XPO Last Mile rebranding costs	—	—	1.2	—
Transaction and integration costs	1.5	1.2	23.6	6.5
Debt commitment fees(1)	—	—	14.4	3.0
Loss on conversion of convertible senior notes	3.1	2.4	5.5	2.4
Tax impact of above adjustments	(0.5)	(0.1)	(14.5)	(3.8)

Adjusted net loss available to common shareholders	$(6.5)	$(7.8)	$(33.0)	$(40.3)

Adjusted basic loss per share
Adjusted net loss	$(0.10)	$(0.26)	$(0.62)	$(1.77)
Adjusted diluted loss per share
Adjusted net loss	$(0.10)	$(0.26)	$(0.62)	$(1.77)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	65.9	30.4	53.6	22.8
Diluted weighted average common shares outstanding	65.9	30.4	53.6	22.8

(1)	Debt commitment fees are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Basic common stock outstanding	65,893,044	30,422,675	53,629,962	22,752,320

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,476,430	10,602,950	10,483,052	10,607,309
Shares underlying the conversion of the convertible senior notes	6,955,452	8,257,207	7,342,864	8,623,331
Shares underlying warrants to purchase common stock	8,627,236	7,341,629	8,202,468	6,900,642
Shares underlying stock options to purchase common stock	611,814	438,910	555,977	356,815
Shares underlying restricted stock units and performance-based restricted stock units	999,459	427,409	797,026	367,183

	27,670,391	27,068,105	27,381,387	26,855,280

Diluted weighted shares outstanding	93,563,435	57,490,780	81,011,349	49,607,600

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants, stock options, RSUs and PRSUs with an average closing market price of common stock of $38.16 per share and $22.27 per share for the three-months ended December 31, 2014 and 2013, respectively, and $31.30 per share and $19.69 per share for the year ended December 31, 2014 and 2013, respectively.

For informational purposes, the following table represents fully diluted shares as of December 31, 2014, calculated on a non-weighted basis without giving effect to the portion of any period in which the diluted shares were outstanding. The dilutive effect of the warrants, options, RSUs and PRSUs in the table was calculated using the closing market price of common stock on December 31, 2014. A non-weighted basis for calculating fully diluted shares is a non-GAAP financial measure as defined under SEC rules.

XPO Logistics, Inc.

Diluted Shares as of
December 31, 2014
Common stock outstanding	77,421,683
Series A preferred stock	10,476,430
Convertible senior notes	6,496,851
Warrants	8,756,189
Outstanding stock options	693,331
Restricted stock units and performance-based restricted stock units	1,825,985

Total	105,670,469